EXHIBIT 99.1


COMPANY PRESS RELEASE

         CELERITY SYSTEMS HOLDS ANNUAL MEETING, APPROVES REVERSE SPLIT,
                               ADDITIONAL SHARES

KNOXVILLE, Tennessee.--(BUSINESS WIRE)--April 10, 2002--Celerity Systems, Inc. (OTC BB: CLRT) held its Annual Meeting of Shareholders at the Company offices in Knoxville on April 9. The shareholders, voting in person and by proxy, approved all three items on the agenda: reelection of the current members of the Board of Directors, a one for twenty reverse stock split in common shares, and an increase in the authorized capital stock to 250 million shares of common stock. The Board of Directors has established 5 p.m. on Friday, April 19, 2002, as the effective date for the reverse stock split. Shareholders will receive instructions by mail on how to convert their current shares to the new shares.

"Although some of these matters are difficult, we appreciate the continuing confidence and support of the majority of our shareholders," said Kenneth Van Meter, President and CEO of Celerity. "We also understand that some shareholders received their proxy materials at the last moment, and we regret that. Now that we have these matters behind us, we hope that everyone can focus on the real success issue for our Company, which is striving to generate more sales more quickly. We are very pleased with the sales we have announced so far this year, and we hope to add more soon."

Celerity Systems is a provider of advanced digital set top boxes and video servers for interactive television and high-speed Internet. Target markets include schools, energy companies, hospitality, hospitals and assisted living, multihousing, telcos, and corporate applications. Celerity can also provide end-to-end systems through strategic relationships with leading technology companies. Celerity also provides content for entertainment and education applications.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Celerity Systems, Inc.
Knoxville, TN USA
James Hudson
Director, Sales & Marketing
Email: jhudson@celerity.com
Phone  865 539 3510
Fax    865 539 3502
Web:   www.celerity.com